Free Writing Prospectus dated February 22, 2024 Relating to Preliminary Pricing Supplement MSELN578-SX5ETPX, dated February 22, 2024; Registration Statement No. 333-275898; Filed pursuant to Rule 433

Buffered PLUS Based on the Performance of a Basket of Two Equity Indices due September 4, 2026
Principal at Risk Securities
This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of two equity indices (each, a “basket component” or an "index") weighted as set forth in the table below.
Basket components	Bloomberg symbols	Component weightings
EURO STOXX 50® Index ("SX5E")	SX5E	50%
The TOPIX® ("TPX")	TPX	50%
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	February 29, 2024
Original issue date:	March 5, 2024 (3 business days after the pricing date)
Valuation date:	September 1, 2026, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	September 4, 2026
Payment at maturity per Buffered PLUS[1]:
If the final basket value is greater than the initial basket value:
$1,000 + $1,000 × leverage factor × basket return
If the final basket value is less than or equal to the initial basket value, but has decreased from the initial basket value by no more than 15%:
$1,000
If the final basket value is less than the initial basket value and has decreased from the initial basket value by more than 15%:
$1,000 + [$1,000 × (basket return + buffer amount)]
This amount will be less than the stated principal amount of $1,000, but will be at least $150. You will lose some or a significant portion of the principal amount if the final basket value is less than the initial basket value by more than 15%.

Basket return:	(final basket value - initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:
100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
The basket component return measures the change in value of the applicable basket component from the pricing date through the valuation date.

Leverage factor:	152%
Buffer amount:	15%
CUSIP/ISIN:	78017FHM8 / US78017FHM86
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036124008990/ef20022194_fwp.htm

1 All payments are subject to our credit risk
Hypothetical Payout at Maturity1

Change in Basket	Return on Buffered PLUS
+50.00%	76.00%
+40.00%	60.80%
+30.00%	45.60%
+20.00%	30.40%
+10.00%	15.20%
+5.00%	7.60%
+2.00%	3.04%
0.00%	0.00%
-10.00%	0.00%
-15.00%	0.00%
-20.00%	-5.00%
-30.00%	-15.00%
-40.00%	-25.00%
-50.00%	-35.00%
-60.00%	-45.00%
-80.00%	-65.00%
-100.00%	-85.00%

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
Basket
For more information about the basket and the basket components, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Buffered PLUS
•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal.
•
The Buffered PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

•	The amount payable on the Buffered PLUS is not linked to the value of the basket at any time other than the valuation date
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.
•	Significant aspects of the tax treatment of the Buffered PLUS are uncertain.
Risks Relating to the Initial Estimated Value of the Buffered PLUS
•	The initial estimated value of the Buffered PLUS, which is expected to be between $910.00 and $960.00 per security, will be less than the price to the public.
•	Our initial estimated value of the Buffered PLUS is an estimate only, calculated at the time the terms of the Buffered PLUS are set.
Risks Relating to the Secondary Market for the Buffered PLUS
•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.
•	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Basket Components
•	Investing in the Buffered PLUS is not equivalent to investing in the basket.
•	Historical levels of the basket components should not be taken as an indication of their future levels during the term of the Buffered PLUS.
•	Changes in the levels of the basket components may offset each other.
•	An investment in the Buffered PLUS is subject to risks relating to non-U.S. securities markets.
•	The Buffered PLUS will not be adjusted for changes in exchange rates.
•	Adjustments to the basket components could adversely affect the value of the Buffered PLUS.
•	We have no affiliation with the index sponsors and will not be responsible for any actions taken by the index sponsors.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Buffered PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.